17 September 1999


Mr K L Cramer
2420 Carillon Point
Kirkland, WA 98033

Dear Kirby

I am delighted that you have agreed to join the Board of Directors of Huntingdon Life Sciences Group plc (the "Group") as an Executive Director and to continue to serve as an employee of Huntingdon Life Sciences, Inc. (the "Company"), one of the companies within the Huntingdon Group. As your employment will be with the Company, I am writing to confirm the arrangements which will exist between you and the Company and the Group during your appointments as an Executive Director and employee.

A.       DUTIES

         You shall during your employment with the Company:

(i) perform the duties and exercise the powers which the Board of Directors of the Group ("Board") or the Company may from time to time properly assign to you in your capacity as an Executive Director or in connection with the conduct and management of the business of the Group or the business of any company within the Huntingdon Group (including serving on the board of such Group Company or on any other executive body or any committee of such a company); and

(ii) do all in your power and use your best efforts to promote, develop and protect the business of the Company and the Group and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the Company and the Board. You are required to devote substantially the whole of your working time to the business of the Company and the Group.

B.       TERM

         Subject to the provisions for early termination set out below in Section H, your appointment as an Executive Director will be deemed to have commenced on 7 September 1999 and will continue unless and until terminated by either you or the Company on not less than 12 months' written notice. You and the Company have the absolute right to terminate your appointments as an Executive Director and/or employee pursuant to this provision at any time for any or no reason.

C.       REMUNERATION

1. For your services as an Executive Director of the Group and an employee of the Company, the Company will pay you a salary of $60,000 per annum (inclusive of any director's fees payable to you), payable monthly in arrears, which shall constitute your total compensation for such services. This salary will be reviewed annually by the Company. Any increase in the remuneration which may be awarded as a result of such review, and which will take effect from the month immediately following the review date, will be entirely at the discretion of the Company and neither this Agreement nor any salary increase shall confer a contractual right to a salary increase.

2. In addition to the above salary you will be reimbursed for reasonable and necessary out-of-pocket expenses which you may incur in providing services to the Company and/or Group and for which appropriate valid receipts are provided, to the satisfaction of the Company.

3. For the avoidance of doubt, any salary payable to you will cease to be payable immediately in the event of your ceasing to be an Executive Director of the Group or an employee of the Company, for whatever reason.

D.       BENEFITS

         You will be entitled to be a member of the Huntingdon Life Sciences, Inc., health plan on the same terms as apply to other employees of the Company who are members of this health plan.

E.       CONFIDENTIALITY

         Unless previously authorised by the Board, you will not at any time during your appointments nor at any time after their termination disclose to any person or persons, or use for your own purposes or for any purposes other than those of the Company or the Group, any confidential or proprietary information acquired by you in the course of your duties and relating to the Company or the Group. You will use your best endeavours to prevent unauthorised disclosure or publication or use of such confidential information.

F.       RESTRICTIONS DURING EMPLOYMENT

         During the continuance of your employment you shall, unless prevented by incapacity, devote substantially the whole of your working time and attention to the business of the Company and the Group and shall not without the prior written consent of the Board engage in any other business or be concerned or interested in any other business of a similar nature to or competitive with that carried on by the Company, the Group or any Group Company.

G.       COMPLIANCE

         You must comply with the model codes or other policies on directors' dealings in respect of listed securities published by the London Stock Exchange, Ltd., the New York Stock Exchange and the U.S. Securities and Exchange Commission. You must familiarize yourself with and comply with all codes of conduct, policies and regulatory rules that apply to the Company and the Group, including without limitation policies of the Company and/or Group that may be promulgated from time to time.

H.       TERMINATION FOR CAUSE

1. Notwithstanding the twelve-month written notice provision in Section B, above, the Company and/or the Group will be entitled to terminate your appointments as Executive Director and/or employee effective immediately by summary notice in writing in any circumstances which the Company and/or Group (as the case may be) reasonably considers justify such termination including, without limitation, if you:

     (i) in the reasonable opinion of the Company and/or Group, fail to properly perform or become incapable of properly performing your duties, having been given due warning by the Company and/or Group and having failed to remedy the situation to the satisfaction of the Company and/or Group within a reasonable period from the date of such warning;

     (ii) become prohibited from being a director at any time that you hold office as a Director of any Group Company;

     (iii)             resign as a Director of the Group;

     (iv) are guilty of serious misconduct or wilful and persistent neglect of your obligations under this appointment;

     (v) commit or are indicted for any arrestable criminal offence (other than an offence under road traffic legislation or regulations in the United States, the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) in circumstances which, in the sole discretion of the Group or the Company, would have a material adverse effect on the Company, the Group or their respective reputations;

     (vi) in the reasonable opinion of the Board act in such a way as to jeopardise or harm the business of the Company and/or the Group; or

     (vii) are not re-elected as a Director by the Group in general meeting pursuant to the Group's Articles of Association.

2. If terminated pursuant to this Section H, you will not be entitled to any further compensation or severance beyond salary earned through the termination date.

3. You will not, at any time after the termination of your employment, represent yourself or allow yourself to be held out or presented in any way as connected with or interested in the business of the Group, the Company or any Group Company, unless you remain a Director of such company.

I.       SUSPENSION

         Provided you continue to enjoy your full contractual benefits and receive your salary, the Company may in its absolute discretion do all or any of the following during the twelve-month notice period provided in Section B, above, after you or the Company has given notice of termination to the other pursuant to Section B, above:

     (i)          exclude you from the premises of the Company and/or the Group;

     (ii) require you to carry out only specified duties (consistent with your status, role and experience) or to carry out no duties;

     (iii) announce to any or all of its or the Group's employees, suppliers, customers, shareholders and business partners that you have been given notice of termination or have resigned (as the case may be); and

     (iv) prohibit you from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the Company or the Group until your employment has terminated except to the extent you are authorised to do so by the Board in writing.

Nothing in this Section I shall in any way limit the rights of the Group or the Company if you are terminated pursuant to Section H above.


J.       RESIGNATION AND RETURN OF COMPANY PROPERTY

1. You agree that you will immediately resign your employment with the Company, effective immediately, should you at any point:

          (i)      cease to be a Director of the Group; or

         (ii) cease to be legally qualified to serve as a Director of the Group, such as, for example, without limitation, if a voluntary or involuntary bankruptcy order is made with respect to you or you enter into a voluntary arrangement within the meaning of Section 253 of the English Insolvency Act of 1986, as amended from time to time.

2.       Upon the termination by whatever means of your employment you shall:

          (i) immediately resign from your office as an Executive Director of the Group and from such offices held by you in any Group Company without claim for compensation: and

          (ii) immediately deliver to the Company all credit cards, motor cars, keys, documents, computer media and other property or information, in whatever form, of or relating to the business of the Group, the Company or of any Group Company which may be in your possession or under your power or control.

K.       GOVERNING LAW AND CONSENT TO JURISDICTION

1. This is a New Jersey contract and shall be construed under and be governed in all respects by the laws of the State of New Jersey, without giving any effect to the conflict of laws principles of such State.

2. To the extent that any Court action is permitted by applicable law consistent with or to enforce this Agreement or otherwise concerning this Agreement or the negotiation or entering into of this Agreement, the parties hereby consent to the jurisdiction of the state or federal courts in the State of New Jersey. Accordingly, with respect to any such court action, you

       (i)        submit to the personal jurisdiction of such courts;

       (ii)       consent to service of process; and

       (iii) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

L.       LITIGATION AND REGULATORY COOPERATION

         During and after your appointments, you shall cooperate fully with the Company, the Group, or any Group Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future which relate to events or occurrences that transpired during your appointments. During and after your appointments you also shall cooperate fully with the Company, the Group, or any Group Company in connection with any investigation or review by any federal, state, or local regulatory authority, if any such investigation or review relates to events or occurrences that transpired during the term of your appointments. Your full cooperation in connection with all matters pursuant to this Section L shall include, but not be limited to, being available to meet with counsel retained by the Company, the Group, or any Group Company to prepare for discovery or trial or to respond to any investigation or review and to act as a witness on behalf of the Company, the Group, or any Group Company at mutually convenient times. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section L.

M.       INTEGRATION AND ENFORCEABILITY

         1. If any portion or provision (or portion or provision of any section) of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those to which it is declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         2. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior agreements between the parties with respect to any related subject matter.

Please confirm your agreement to these terms and conditions by signing the enclosed duplicate letter and returning it to me.

Yours sincerely

For and on behalf of
Huntingdon Life Sciences, Inc.



Brian Cass
Director


I confirm my acceptance of the above terms and conditions:




Signed:  _______________________

         Kirby L Cramer


Date:    _______________________